Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, No. 333-85300 pertaining to the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan, as Amended, and the Registration Statement on Form S-8, No. 333-61602 pertaining to the American Bank Note Holographics, Inc. 1998 Stock Incentive Plan, as Amended, and the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan, of American Bank Note Holographics, Inc. of our report dated March 10, 2005, with respect to the financial statements and schedule of  American Bank Note Holographics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

New York, New York
March 28, 2005